Exhibit 99.1

Media contact	Investor contact
Anita Liskey, 312.466.4613	John Peschier, 312.930.8491
William Parke, 312.930.3467	CME-G
news@cmegroup.com
www.cmegroup.mediaroom.com

FOR IMMEDIATE RELEASE

CME Group Inc. Reports Third-Quarter 2018 Financial Results

•	GAAP diluted earnings per share increased 33 percent and adjusted diluted earnings per share were up 22 percent compared with third-quarter 2017
CHICAGO, October 25, 2018 - CME Group Inc. (NASDAQ: CME) today reported revenue of $904 million and operating income of $550 million for the third quarter of 2018. Net income was $412 million and diluted earnings per share were $1.21, up from $0.91 in third-quarter 2017. On an adjusted basis, net income was $495 million and diluted earnings per share were $1.45, up from $1.19 in third-quarter 2017. Financial results presented on an adjusted basis for the third quarters of 2018 and 2017 exclude certain items, which are detailed in the reconciliation of non-GAAP results.1

“The third quarter improved steadily from July to September, driven by strength in our interest rate, equities and metals product lines,” said CME Group Chairman and Chief Executive Officer Terry Duffy. “Our solid expense management contributed to adjusted diluted earnings per share growth of more than 20 percent in the third quarter. Open interest has continued to rise to more than 128 million contracts, which illustrates the growing need for risk management globally. In addition, we have had an exceptional start to the fourth quarter, with growth in all six product areas and total volume up more than 40 percent compared with the same period a year ago.”

Third-quarter 2018 average daily volume was 15.6 million contracts, down 1 percent compared with third-quarter 2017. Clearing and transaction fee revenue was $753 million, flat compared with third-quarter 2017. Third-quarter 2018 total average rate per contract

1. A reconciliation of the non-GAAP financial results mentioned to the respective GAAP figures can be found within the Reconciliation of GAAP to non-GAAP Measures chart at the end of the financial statements and earnings presentation materials.

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was $0.753, compared with $0.757 in second-quarter 2018. Market data revenue was $111 million, up 14 percent compared with the third quarter last year.

As of September 30, 2018, the company had $1.5 billion of cash and marketable securities, excluding $1.6 billion held in escrow related to the potential NEX Group plc acquisition, and $3.4 billion of long-term debt. The company paid dividends during the third quarter of $237.7 million. The company has returned more than $10.3 billion to shareholders in the form of dividends since implementing the variable dividend policy in early 2012.

CME Group will hold a Q&A conference call to discuss third-quarter 2018 results at 8:30 a.m. Eastern Time today. A live audio Webcast of the Q&A call will be available on the Investor Relations section of CME Group’s Web site at www.cmegroup.com. An archived recording will be available for up to two months after the call.

As the world's leading and most diverse derivatives marketplace, CME Group (www.cmegroup.com) is where the world comes to manage risk.  CME Group exchanges offer the widest range of global benchmark products across all major asset classes, including futures and options based on interest rates, equity indexes, foreign exchange, energy, agricultural products and metals.  Around the world, CME Group brings buyers and sellers together through its CME Globex® electronic trading platform.  CME Group also operates one of the world's leading central counterparty clearing providers through CME Clearing, which offers clearing and settlement services across asset classes for exchange-traded and over-the-counter derivatives.  CME Group products and services ensure that businesses around the world can effectively manage risk and achieve growth.

CME Group, the Globe logo, CME, Chicago Mercantile Exchange, Globex and E-mini are trademarks of Chicago Mercantile Exchange Inc. CBOT and Chicago Board of Trade are trademarks of Board of Trade of the City of Chicago, Inc. NYMEX, New York Mercantile Exchange and ClearPort are trademarks of New York Mercantile Exchange, Inc.  COMEX is a trademark of Commodity Exchange, Inc.  Dow Jones, Dow Jones Industrial Average, S&P 500 and S&P are service and/or trademarks of Dow Jones Trademark Holdings LLC, Standard & Poor's Financial Services LLC and S&P/Dow Jones Indices LLC, as the case may be, and have been licensed for use by Chicago Mercantile Exchange Inc.  All other trademarks are the property of their respective owners.

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Statements in this press release that are not historical facts are forward-looking statements. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or implied in any forward-looking statements. We want to caution you not to place undue reliance on any forward-looking statements. We undertake no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise. Among the factors that might affect our performance are increasing competition by foreign and domestic entities, including increased competition from new entrants into our markets and consolidation of existing entities; our ability to keep pace with rapid technological developments, including our ability to complete the development, implementation and maintenance of the enhanced functionality required by our customers while maintaining reliability and ensuring that such technology is not vulnerable to security risks; our ability to continue introducing competitive new products and services on a timely, cost-effective basis, including through our electronic trading capabilities, and our ability to maintain the competitiveness of our existing products and services, including our ability to provide effective services to the swaps market; our ability to adjust our fixed costs and expenses if our revenues decline; our ability to maintain existing customers, develop strategic relationships and attract new customers; our ability to expand and offer our products outside the United States; changes in regulations, including the impact of any changes in laws or government policy with respect to our industry, such as any changes to regulations and policies that require increased financial and operational resources from us or our customers; the costs associated with protecting our intellectual property rights and our ability to operate our business without violating the intellectual property rights of others; decreases in revenue from our market data as a result of decreased demand; changes in our rate per contract due to shifts in the mix of the products traded, the trading venue and the mix of customers (whether the customer receives member or non-member fees or participates in one of our various incentive programs) and the impact of our tiered pricing structure; the ability of our financial safeguards package to adequately protect us from the credit risks of clearing members; the ability of our compliance and risk management methods to effectively monitor and manage our risks, including our ability to prevent errors and misconduct and protect our infrastructure against security breaches and misappropriation of our intellectual property assets; changes in price levels and volatility in the derivatives markets and in underlying equity, foreign exchange, interest rate and commodities markets; economic, political and market conditions, including the volatility of the capital and credit markets and the impact of economic conditions on the trading activity of our current and potential customers; our ability to accommodate increases in contract volume and order transaction traffic and to implement enhancements without failure or degradation of the performance of our trading and clearing systems; our ability to execute our growth strategy and maintain our growth effectively; our ability to manage the risks and control the costs associated with our strategy for acquisitions, investments and alliances; our ability to continue to generate funds and/or manage our indebtedness to allow us to continue to invest in our business; industry and customer consolidation; decreases in trading and clearing activity; the imposition of a transaction tax or user fee on futures and options on futures transactions and/or repeal of the 60/40 tax treatment of such transactions; our failure to maintain our brand’s reputation; the unfavorable resolution of material legal proceedings and the uncertainties of the ultimate impact of the Tax Cuts and Jobs Act. For a detailed discussion of these and other factors that might affect our performance, see our filings with the Securities and Exchange Commission, including our most recent periodic reports filed on Form 10-K and Form 10-Q.

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CME Group Inc. and Subsidiaries
Consolidated Balance Sheets
(in millions)

	September 30, 2018	December 31, 2017
ASSETS
Current Assets:
Cash and cash equivalents	$1,406.3	$1,903.6
Marketable securities	82.8	90.1
Accounts receivable, net of allowance	386.3	359.7
Other current assets (includes $1,622.1 and $0 in restricted cash)	1,795.5	367.8
Performance bonds and guaranty fund contributions	37,843.9	44,185.3
Total current assets	41,514.8	46,906.5
Property, net of accumulated depreciation and amortization	362.7	399.7
Intangible assets—trading products	17,175.3	17,175.3
Intangible assets—other, net	2,268.4	2,346.3
Goodwill	7,569.0	7,569.0
Other assets (includes $1.3 and $2.4 in restricted cash)	1,473.9	1,394.4
Total Assets	$70,364.1	$75,791.2
LIABILITIES AND EQUITY
Current Liabilities:
Accounts payable	$53.9	$31.3
Other current liabilities	256.3	1,456.3
Performance bonds and guaranty fund contributions	37,843.9	44,185.3
Total current liabilities	38,154.1	45,672.9
Long-term debt	3,419.6	2,233.1
Deferred income tax liabilities, net	4,882.7	4,857.7
Other liabilities	612.0	615.7
Total Liabilities	47,068.4	53,379.4
Shareholders’ Equity	23,295.7	22,411.8
Total Liabilities and Equity	$70,364.1	$75,791.2

CME Group Inc. and Subsidiaries
Consolidated Statements of Income
(dollars in millions, except per share amounts; shares in thousands)

	Quarter Ended September 30,		Nine Months Ended September 30,
	2018	2017	2018	2017
Revenues
Clearing and transaction fees	$752.5	$756.2	$2,632.2	$2,340.2
Market data and information services	110.7	96.9	319.4	289.8
Access and communication fees	26.2	25.7	78.4	74.9
Other	14.8	12.0	42.8	39.8
Total Revenues	904.2	890.8	3,072.8	2,744.7
Expenses
Compensation and benefits	144.9	141.7	448.4	424.0
Communications	6.5	6.1	18.3	18.4
Technology support services	18.2	19.3	57.1	56.2
Professional fees and outside services	31.3	25.8	105.8	83.0
Amortization of purchased intangibles	23.7	23.8	71.0	71.8
Depreciation and amortization	30.2	26.9	85.8	85.1
Occupancy and building operations	21.0	19.8	61.2	59.1
Licensing and other fee agreements	33.4	41.5	122.8	108.2
Other	45.1	18.3	144.7	65.2
Total Expenses	354.3	323.2	1,115.1	971.0
Operating Income	549.9	567.6	1,957.7	1,773.7
Non-Operating Income (Expense)
Investment income	161.5	139.9	559.8	391.2
Interest and other borrowing costs	(45.0)	(29.1)	(108.2)	(87.9)
Equity in net earnings of unconsolidated subsidiaries	37.1	33.9	113.6	96.5
Other non-operating income (expense)	(141.7)	(105.0)	(415.6)	(221.9)
Total Non-Operating Income (Expense)	11.9	39.7	149.6	177.9
Income before Income Taxes	561.8	607.3	2,107.3	1,951.6
Income tax provision	150.0	298.7	530.6	827.4
Net Income	$411.8	$308.6	$1,576.7	$1,124.2
Earnings per Common Share:
Basic	$1.21	$0.91	$4.64	$3.32
Diluted	1.21	0.91	4.62	3.31
Weighted Average Number of Common Shares:
Basic	339,586	338,771	339,453	338,557
Diluted	341,035	340,329	340,907	340,114

CME Group Inc. and Subsidiaries
Quarterly Operating Statistics

	3Q 2017	4Q 2017	1Q 2018	2Q 2018	3Q 2018
Trading Days	63	63	61	64	63
Quarterly Average Daily Volume (ADV)
CME Group ADV (in thousands)

Product Line	3Q 2017	4Q 2017	1Q 2018	2Q 2018	3Q 2018
Interest rate	7,424	7,970	11,948	9,200	7,798
Equity	2,624	2,632	4,096	3,086	2,671
Foreign exchange	971	941	1,100	1,035	944
Energy	2,693	2,489	2,754	2,630	2,199
Agricultural commodity	1,381	1,278	1,593	1,734	1,348
Metal	611	616	713	674	623
Total	15,704	15,925	22,204	18,359	15,584
Venue
Electronic	14,264	14,265	19,796	16,644	14,082
Open outcry	889	1,066	1,556	1,066	938
Privately negotiated	551	594	851	649	564
Total	15,704	15,925	22,204	18,359	15,584
Average Rate Per Contract (RPC)
CME Group RPC

Product Line	3Q 2017	4Q 2017	1Q 2018	2Q 2018	3Q 2018
Interest rate	$0.485	$0.467	$0.464	$0.491	$0.493
Equity	0.738	0.768	0.781	0.797	0.761
Foreign exchange	0.796	0.785	0.762	0.741	0.743
Energy	1.072	1.133	1.140	1.142	1.187
Agricultural commodity	1.251	1.251	1.246	1.274	1.258
Metal	1.376	1.315	1.367	1.403	1.379
Average RPC	$0.749	$0.736	$0.706	$0.757	$0.753

CME Group Inc. and Subsidiaries
Reconciliation of GAAP to non-GAAP Measures
(dollars in millions, except per share amounts; shares in thousands)

	Quarter Ended September 30,		Nine Months Ended September 30,
	2018	2017	2018	2017
Net Income	$411.8	$308.6	$1,576.7	$1,124.2

Restructuring and severance	0.2	—	1.9	3.9

Amortization of purchased intangibles	23.7	23.8	71.0	71.8

Litigation matters	—	—	10.3	—

Acquisition-related costs(1)	6.7	—	21.0	—

Foreign exchange transaction (gains) losses(2)	15.6	(2.9)	64.5	(10.0)

Acceleration of contractual commitments	—	—	0.7	—

Unrealized and realized (gains) losses on CME Ventures investments	3.4	—	(85.9)	—

Gains on sale of BM&FBOVESPA & Bolsa Mexicana shares	—	(2.0)	—	(88.5)

Intangible and fixed asset impairments	9.5	—	9.5	—

Loss on disposal of assets	1.5	—	1.5	0.6

Loss on derivatives	14.5	—	51.4	—

Debt costs related to acquisition	13.3	—	16.8	—

Income tax effect related to above	(17.1)	(7.4)	(32.6)	(25.4)

Other income tax items	11.9	86.1	13.1	164.0

Adjusted Net Income	$495.0	$406.2	$1,719.9	$1,240.6

GAAP Earnings per Common Share:
Basic	$1.21	$0.91	$4.64	$3.32
Diluted	1.21	0.91	4.62	3.31

Adjusted Earnings per Common Share:
Basic	$1.46	$1.20	$5.07	$3.66
Diluted	1.45	1.19	5.05	3.65

Weighted Average Number of Common Shares:
Basic	339,586	338,771	339,453	338,557
Diluted	341,035	340,329	340,907	340,114

1. Acquisition-related costs include professional fees related to the proposed acquisition of NEX Group plc.
2. Results include foreign exchange transaction net gains and losses principally related to cash held in British pounds within entities whose functional currency is the U.S. dollar.